Exhibit (e)(14)

NON-DISCLOSURE AGREEMENT

THIS AGREEMENT is entered into as of August 1, 2012, by and between AEROSONIC CORPORATION having its primary place of business at 1212 North Hercules Avenue, Clearwater, Florida (hereinafter referred to as Aerosonic or DISCLOSING PARTY) and TransDigm Group Incorporated having its place of business at 1301 East 9th Street, Suite 3000, Cleveland, OH 44114 (hereinafter referred to as TRANSDIGM or RECEIVING PARTY).

1.	PURPOSE

The purpose of this Agreement is to set forth the rights and obligations of the parties with respect to the use, handling, protection, and safeguarding of Proprietary Information which is disclosed by and between the parties.

2.	DEFINITION

Proprietary Information is defined as technical data and other information (including but not limited to descriptions, drawings, compositions, business and financial information, technology development plans or strategies, and computer software) in whatever form and concerning any topic, which is identified as proprietary by the disclosing party in accordance with the following guidelines:

A.	When disclosed in writing, Proprietary Information will be clearly and conspicuously marked by appropriate stamp or legend by the disclosing party as Proprietary Information;

B.	When disclosed orally or visually, Proprietary Information will be immediately identified as Proprietary Information, and within thirty (30) days of disclosure, the disclosing party will summarize the oral or visual disclosure in written form, mark it as proprietary, and delivery it to the receiving party;

C.	When disclosed in the form of magnetic recording or some other machine-readable form, Proprietary information will be identified as Proprietary Information when transmitted, if possible, the container and form of the information will be clearly and conspicuously marked by the disclosing party as proprietary. Within thirty (30) days after disclosure, the disclosing party will confirm the disclosure and specifically identify the Proprietary Information disclosed. Any physical embodiment of such information will be clearly and conspicuously marked as proprietary to the disclosing party.

3.	TERM

This Agreement shall terminate two years after the date first entered. Provided, however this Agreement may be terminated by either party at any time by giving thirty (30) days written notice of termination to the other party. Notwithstanding any such termination, the requirements specified in Article 5 herein below shall continue to be binding upon the parties thereafter. All proprietary action, samples and models, if any, exchanged hereunder shall remain the property of the Disclosing Party and shall be returned to it or destroyed within thirty (30) days at the request and instruction of the Disclosing Party should such information no longer be required by the Receiving Party, or upon termination or expiration of this Agreement together with all copies made thereof by the Receiving Party hereunder. Upon request, the

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Receiving Party shall promptly send the Disclosing Party a destruction certificate. Notwithstanding the foregoing, the Receiving Party may retain one copy of an information obtained hereunder solely for use in connection with the determination or resolution of a dispute between the parties. Any such information retained by the Receiving Party shall remain subject to the terms of this Agreement.

4.	POINTS OF CONTACT

The primary points of contact with respect to the transmission and control of Proprietary Information disclosed under this Agreement are:

For: AEROSONIC CORPORATION	For: TRANSDIGM

Name: Mark Perkins	Name: Bemt Iversen II

Phone: 727-461 -3000	Phone: 864-843-5365

Each Party may change its point of contact by written notice to the other Party.

5.	LIMITATIONS ON USE AND DISCLOSURE OF PROPRIETARY INFORMATION

A.	Proprietary Information disclosed by either party may be used by the Receiving Party solely in furtherance of projects or a transaction with the Disclosing Party and shall not otherwise be used for the benefit of the recipient or others.

B.	Proprietary Information shall not be copied or reproduced by the Receiving Party without the express written permission of the Disclosing Party, except for such copies as may be reasonably required for accomplishment of the purpose stated above.

C.	Proprietary Information shall be disclosed only to employees and agents of the Receiving Party who have a “need to know” in connection with the purpose stated above and have agreed to be bound by the terms hereof. The Receiving Party agrees that it will not disclose Proprietary Information of the other Parties to third parties, other than its agents, unless and until expressly authorized in writing by the Disclosing Party.

D.	This Agreement shall not restrict disclosure or use of the Proprietary Information which:

(1)	was in the public domain at the time of disclosure or thereafter enters the public domain through no breach of this Agreement by the Receiving Party, and only after such information enters the public domain; or

(2)	was, at the time of receipt, otherwise known to the Receiving Party without restrictions as to use or disclosure; or

(3)	becomes known to the Receiving Party from a source other than the Disclosing Party without breach of this Agreement by the Receiving Party; or

(4)	is developed independently by the Receiving Party without the use of Proprietary Information disclosed to it hereunder; or

(5)	is disclosed more than ten (10) years after it is first received hereunder.

6.	PROHIBITION ON INSIDER TRADING

During the exchange of information covered by this Agreement, the Receiving Party and its employees and agents may have access to or learn of certain information which is material in nature with regard to the Disclosing Party’s financial performance or prospects, as well as the status of a potential transaction, which information is not publically known. The Receiving Party acknowledges, and will so advise its employees and agents, that acting on such information for fiduciary gain is prohibited by applicable law and regulations.

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7.	LIABILITY FOR INADVERTENT USE

Neither party shall be liable for the inadvertent or accidental use or disclosure of information identified as proprietary, provided such use or disclosure occurs despite the exercise of the same degree of care as that party normally takes to safeguard and preserve its own similar Proprietary Information, provided such degree of care is no less than reasonable.

8.	WARRANTY

NEITHER PARTY MAKES ANY WARRANTY, GUARANTEE, OR REPRESENTATION, EITHER EXPRESS OR IMPLIED, WITH RESPECT TO ANY OF THE PROPRIETARY INFORMATION DISCLOSED HEREUNDER. NEITHER PARTY SHALL BE LIABLE IN DAMAGES, OF WHATEVER KIND, AS A RESULT OF THE OTHER PARTY’S RELIANCE ON OR USE OF THE INFORMATION PROVIDED HEREUNDER.

9.	NO FORMAL BUSINESS OBLIGATIONS

This Agreement shall not constitute, create, give effect to or otherwise imply a joint venture, pooling arrangement, partnership, or formal business organization of any kind, nor shall it constitute, create, give effect to, or otherwise imply an obligation or commitment on the part of any party to submit a proposal or perform a contract with any other party. Nothing herein shall be construed as providing for the sharing of profits or losses arising out of the efforts of either or both parties. Neither party will be liable to the other for any of the costs associated with the other’s efforts in connection with this Agreement.

10.	NO LICENSE GRANTED

No license or conveyance of any rights to either party under any discoveries, inventions, patents, trade secrets, copyrights, or other form of intellectual property is granted or implied by the exchange of Proprietary Information between the parties.

11.	APPLICABLE LAW

This agreement shall be governed by and interpreted solely in accordance with the laws of the State of Florida.

12.	UNITED STATES GOVERNMENT REGULATIONS

The parties and their employees shall not use or disclose any Proprietary Information or other information furnished hereunder in any manner contrary to the laws and regulations of the United States of America, or any agency thereof, including but not limited to the Export Administration Regulations of the U.S. Department of Commerce, the International Traffic in Arms Regulations of the U.S. Department of State, and the Industrial Security Manual for Safeguarding Classified Information of the Department of Defense.

13.	ASSIGNABILITY

Except for a sale or transfer of the business to which this Agreement relates, the rights of the Parties under this Agreement may not be assigned or transferred to any person, or entity without the express prior written consent of the other Party, which consent will not be unreasonably withheld. Any purported assignment without express prior written consent will be void.

14.	ENTIRE AGREEMENT

This Agreement contains the entire understanding between the Parties relative to the protection of Proprietary Information to be exchanged between the, and supersedes all prior and collateral communications, reports, and understandings between the Parties. No change, modification, alteration, or addition to any provision hereof shall be binding unless in writing and signed by authorized representatives

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of the Parties. This Agreement shall apply in lieu of and notwithstanding any specific legend or statement associated with any Proprietary Information exchanged, and the duties of the Parties shall be determined exclusively by the Agreement. If any portion of the Agreement is held to be invalid, such decision shall not affect the validity of the remaining portions.

IN WITNESS whereof the parties have caused this Agreement to be duly executed by their duly authorized representatives on the day and year first above written.

AEROSONIC CORPORATION	TRANSDIGM GROUP INCORPORATED

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